Exhibit 10.1

THIRD AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Third Amendment”) is entered into as of June 13, 2023 (the “Third Amendment Effective Date”) by and between Brad Roberts, an individual and resident of the State of South Carolina, (the “Employee”) and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the “Company”), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, on December 21, 2020 (“Effective Date”), the Company and the Employee entered into an Amended and Restated Employment Agreement (the “Amended and Restated Employment Agreement”) whereby Employee was hired to serve the Company in the capacity as Chief Operating Officer. Therein, amongst other things, the Company granted Employee 10,000 restricted stock units which vested on December 21, 2021.

WHEREAS, on June 15, 2021, the Company and the Employee entered into a First Amendment To The Amended and Restated Employment Agreement (the “First Amendment”) wherein Employee’s Base Salary was increased and the terms concerning the Annual Bonus were updated, as described in more detail therein;

WHEREAS, on June 29, 2021, the Company and the Employee entered into a Second Amendment To The Amended and Restated Employment Agreement (the “Second Amendment”) wherein terms concerning the Annual Bonus were further defined, and Employee was granted 300,000 restricted shares subject to vesting upon the achievement of certain milestones as described in more detail therein;

WHEREAS, on March 11, 2022, the Company granted Employee 40,000 restricted shares as part of a 2021 Merit Bonus Award. For the avoidance of doubt, the aforementioned grant remains in effect today and moving forward.

WHEREAS, for avoidance of doubt, other than the amendments set forth below in this Third Amendment, all other provisions of the Amended and Restated Employment (as amended by the First and Second Amendments) remain in effect today and moving further, unless and until amended in the future.

WHEREAS, the Parties desire to further amend the Amended and Restated Employment Agreement to: (i) cancel the 200,000 stock options previously awarded under Section 4(c) of the Amended and Restated Employment Agreement (all of which carry a $7.50 exercise price and are underwater); (ii) cancel the 300,000 restricted shares previously awarded under the Second Amendment (none of which have become earned and vested); (iii) replace the cancelled awards with a new grant of 600,000 shares of restricted stock subject to vesting and other terms as described below; and (iv) add an express indemnification provision and agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Preamble.

a.	The March 11, 2022 grant of 40,000 restricted shares remains effective.

b.	Both the 200,000 stock options previously awarded under Section 4(c) of the Amended and Restated Employment Agreement and the 300,000 restricted shares previously awarded under the Second Amendment are hereby cancelled.

2. Amendments. The Amended and Restated Employment Agreement shall be further amended as follows, in accordance with the terms and conditions of Section 7 thereof:

a.	Section 4(c) of the Amended and Restated Employment Agreement is hereby added:

(c) Replacement of Long-Term Equity Incentive. In exchange for the cancellation of the 200,000 stock options granted under Section 4(c) and the 300,000 RSUs granted under Section 4(e), pursuant to the Company’s 2020 Equity and Incentive Plan (the “Plan”) and any amendments thereto, Employee shall receive, upon the Third Amendment Effective Date, an award of 600,000 restricted shares of the Company’s common stock (“Restricted Shares”), with 150,000 restricted shares vesting on January 1, 2024 (or, if earlier, vesting immediately upon the resignation or removal of Justin Schreiber as CEO of the Company or as Chairman of the Board of the Company); and an additional 450,000 restricted shares vesting upon achievement of the performance milestones described below:

●	100,000 restricted shares vest upon the healthcare business achieving $100,000,000 in net revenue (defined as gross healthcare sales minus healthcare-related refunds and returns) with a 5% adjusted EBITDA margin, on or before December 31, 2025;

●	100,000 restricted shares vest upon the healthcare business achieving $150,000,000 in net revenue with a 10% adjusted EBITDA margin, on or before December 31, 2026;

●	100,000 restricted shares vest upon the healthcare business achieving $200,000,000 in net revenue with a 10% adjusted EBITDA margin, on or before December 31, 2027;

●	75,000 restricted shares vest on 3/1/24 based on the performance of Employee in the 2023 calendar year, at the discretion of the CEO and approval by the Board of Directors (or, if earlier, vesting immediately upon the resignation or removal of Justin Schreiber as CEO of the Company or as Chairman of the Board of the Company); and

●	75,000 restricted shares vest on 3/1/25 based on the performance of Employee in the 2024 calendar year, at the discretion of the CEO and approval by the Board of Directors (or, if earlier, vesting immediately upon the resignation or removal of Justin Schreiber as CEO of the Company or as Chairman of the Board of the Company).

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Except as otherwise set forth herein or in the associated Restricted Stock Agreement, vesting of the Restricted Shares will cease upon the termination of Employee’s employment with the Company subject to the terms of the Amended and Restated Employment Agreement and any amendments thereto. All Restricted Shares vest immediately and become exercisable in full upon a Change in Control, regardless of whether or not any performance milestone has been met at the time of the Change in Control. As used herein, “Change of Control” means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. The foregoing grant of Restricted Shares shall be made on the Company’s customary form of restricted stock award for employees.

b.	Paragraph 17 of the Amended and Restated Employment Agreement, “Indemnification”, is hereby added :

The Company agrees to indemnify the Employee for his activities as an Officer of the Company, as set forth in the Director and Officer Indemnification Agreement attached hereto as Exhibit A. In addition, the Company shall exercise its best efforts to increase the coverage limit of its directors’ and officers’ liability insurance policy (and not otherwise diminish the scope or value of such coverage) based on market conditions and advice received from the Audit Committee of the Board of Directors and shall thereafter maintain in effect such coverage with a coverage limit of at least that amount and containing not materially less favorable provisions.

3. Governing Law; Jurisdiction. This Third Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Third Amendment shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

4. Counterparts. This Third Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

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IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Third Amendment to the Amended and Restated Employment Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Third Amendment to the Amended and Restated Employment Agreement.

EXECUTED as of the Third Amendment Effective Date, as set forth above.

LIFEMD, INC.

/s/ Justin Schreiber
By: Justin Schreiber, Chairman & CEO

EMPLOYEE

/s/ Brad Roberts
By: Brad Roberts, Chief Operating Officer

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